Somanetics Reports First Quarter 2010 Results

- Updates Guidance Based on Better than Expected Q1 Performance -

TROY, Mich., March 17 /PRNewswire-FirstCall/ --

First Quarter Highlights

•	Net revenues of $13.1 million, up 18 percent.
•	Income before income taxes of $3.1 million, up 45 percent.
•	Net income of $2.0 million, up 57 percent; $0.16 per diluted share.
•
Somanetics adjusts full-year guidance to net revenues increasing 12 to 15 percent over 2009 to approximately $56 million to $57.5 million, and operating margin to be approximately 17 to 20 percent, excluding litigation expense.

Somanetics Corporation (Nasdaq: SMTS) reported net revenues of $13.1 million for the first quarter ended February 28, 2010, an 18 percent increase from $11.2 million in the same period of 2009.

U.S. net revenues increased 20 percent to $10.5 million from $8.7 million in the same period last year.  International net revenues increased 11 percent to $2.7 million from $2.4 million.

First quarter income before income taxes was $3.1 million, compared to $2.1 million for the first quarter of 2009.  Net income was $2.0 million, or $0.16 per diluted share, compared with net income of $1.3 million, or $0.10 per diluted share, in the first quarter of 2009.

Gross margin was 87 percent in the first quarter, compared with 86 percent in the first quarter of 2009.  As of February 28, 2010, Somanetics' cash, marketable securities and long-term investments balance was $76.8 million, with no borrowings.

In the first quarter Somanetics purchased 401,992 common shares pursuant to its stock repurchase plan for approximately $6.4 million including commissions.  Somanetics has approximately $7.1 million remaining under its $45 million stock repurchase program.

"We are off to a solid start for the year with sales and earnings exceeding our internal plans for the first quarter," said Bruce Barrett, Somanetics' president and chief executive officer.

"We also are continuing to execute our investments to increase the size of our U.S. field sales and clinical education team and implement technological advances that promise to further our lead in this developing marketplace."

Company to Participate in Upcoming Medical Conferences

Somanetics will participate in approximately 20 medical conferences during the second quarter, including the 2010 annual meeting of the American Association for Thoracic Surgery and various regional and state cardiothoracic, perfusion, anesthesia, pediatric cardiac and neonatology association meetings.  At the International Anesthesia Research Society (IARS) meeting this month, a number of abstracts will be presented on the use of the INVOS System in cardiac and carotid endarterectomy surgery.

At the Anesthesia Patient Safety Foundation's Excellence in Safety Research Symposium, being held in conjunction with the IARS, John Murkin, MD will receive the "Excellence in Device Innovations" award and speak on the topic of Clinical Uses of Non-Invasive Cerebral Oximetry.

New Clinical Data Published

In January, Sean Bailey, MD and colleagues from New York University School of Medicine published study results in the American Journal of Perinatology.  They studied cerebral and somatic regional saturation of oxygen (rSO2) using the INVOS System before and after transfusion of packed red blood cells (PBRCs) and found that transfusions of PBRCs in anemic preterm infants were associated with significant increases in both cerebral and splanchnic (abdominal) oxygen saturation, an indication of increased oxygen delivery.  Additionally, neither cerebral nor splanchnic (abdominal) rSO2 correlated with hemoglobin concentration in the blood, a relatively insensitive marker that is sometimes used to evaluate the need for transfusion.  Because there currently is no universal method for determining when a transfusion is necessary, the study highlights the importance of monitoring organ perfusion as a means of evaluating the benefits of transfusion in this population.  These results were essentially the same as those of Carlo Dani, MD and colleagues at Careggi University Hospital in Florence, Italy, whose publication in the journal Transfusion appeared at the same time.

In addition, Somanetics expects other articles will be published in the next few months, on such topics as the establishment of rSO2 baseline values for cerebral, peri-renal and abdominal monitoring in neonates and the management of surgical neonatal patients with necrotizing enterocolitis.

"We believe that peer-reviewed articles will continue to build the foundation of clinical evidence of the benefits of using the INVOS Cerebral/Somatic Oximeter in the neonatal ICU," Barrett said.

Technological Advances

Somanetics has developed a sensor for use in the neonatal ICU that has features that are important to the customers including a smaller size, more flexibility and a lighter weight than the current model.  The sensor is expected to be introduced to customers beginning in the second quarter.

Work is continuing on the development of a single integrated INVOS System and Vital Sync System device for bedside data collection, storage, display and analysis.  In addition, pursuant to the rights Somanetics recently obtained to new cerebral autoregulation technology developed at The Johns Hopkins University, Somanetics is working on the integration of the technology into the INVOS System, which would yield the first noninvasive monitor providing cerebral autoregulation data for routine clinical use.

Business Outlook

Based on its first quarter results and the current outlook for the year, Somanetics is adjusting its financial guidance for fiscal year 2010.  Somanetics is currently forecasting:

•	Fiscal 2010 net revenues increasing 12 to 15 percent over 2009 to approximately $56 million to $57.5 million; Somanetics previously guided to revenue growth of 12 percent.
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Gross margin of approximately 87 percent and operating margin of approximately 17 to 20 percent, excluding litigation expense; Somanetics previously guided to gross margin of approximately 87 percent and operating margin of approximately 17 percent, excluding litigation expense.

Current estimates are based on market and economic conditions, including the assumption that the recovery in capital spending at hospitals will be slow to develop.  These estimates reflect management's plan to invest in the clinical research, medical education and research and development projects focused on the pediatric and neonatal ICU markets, the development of new technologies and the addition of employees in sales, research and development and administration.  Somanetics undertakes no obligation to update its estimates.

Somanetics to Host Conference Call

Somanetics will webcast its 2010 first quarter conference call at 10:00 a.m. (ET) today.  To join the web cast, visit the Presentations & Webcasts page in the Investor Relations section of Somanetics' website at www.somanetics.com and click on the "Q1 2010 Somanetics Corporation Conference Call" link.  The call also will be archived on the website.

About Somanetics

Somanetics Corporation (Nasdaq: SMTS) develops, manufactures and markets the INVOS® Cerebral/Somatic Oximeter which noninvasively provides accurate, real-time blood oxygen measurements in patients greater than 2.5 kilograms, and trend monitoring of this parameter for individuals of any weight.  The INVOS System is the only commercially-available cerebral/somatic oximeter proven to improve outcomes.  Surgeons, anesthesiologists and other medical professionals can use data provided by the INVOS System, in conjunction with other available data, to identify oxygen imbalances in brain or other body tissue beneath the sensor and take necessary corrective action, potentially improving patient outcomes and reducing the costs of care.  The INVOS System is the clinical reference standard in cerebral/somatic oximetry, with a 12-year market track record, more than 750 clinical references and implementation at approximately 800 U.S. hospitals.  Somanetics also develops, manufactures and markets the Vital Sync™ System, a device that integrates data from bedside devices into a single system for enhanced patient assessment and decision making, data management and data storage.  Somanetics supports its customers through a direct U.S. sales force and clinical education team.  Covidien markets INVOS System products in Europe, Canada, the Middle East and South Africa and Edwards Lifesciences represents INVOS System products in Japan.  For more information visit www.somanetics.com.

Safe-Harbor Statement

Except for historical information contained herein, the matters discussed in this news release, including financial guidance for fiscal year 2010, are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties.  Actual results may differ significantly from results discussed in the forward-looking statements and may be affected by, among other things, economic conditions in general and in the healthcare market, including the current global economic difficulties, the demand for and market acceptance of our products in existing market segments and in new market segments we plan to pursue, our current dependence on the INVOS Cerebral/Somatic Oximeter and disposable sensors, our dependence on distributors for a substantial portion of our sales, our dependence on single-source suppliers, potential competition, the effective management of our growth, our ability to attract and retain key personnel, the potential for products liability claims, government regulation of our business, future equity compensation expenses, the challenges associated with developing new products and obtaining and maintaining regulatory approvals if necessary, research and development activities, the lengthy sales cycle for our products, sales employee turnover, changes in our actual or estimated future taxable income, changes in accounting rules, enforceability and the costs of enforcement of our patents, potential infringements of others' patents and the other factors set forth from time to time in Somanetics' Securities and Exchange Commission filings, including Somanetics' 2009 Annual Report on Form 10-K filed on February 3, 2010.

 (Tables to follow)

SOMANETICS CORPORATION
BALANCE SHEETS

	February 28,	November 30,
	2010	2009
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,660,515	$28,964,273
Marketable securities	8,381,289	24,763,854
Accounts receivable	7,374,943	8,878,942
Inventory	3,336,832	3,622,531
Prepaid expenses	545,819	1,087,450
Accrued interest receivable	94,483	138,099
Deferred tax asset - current	51,060	51,060
Total current assets	44,444,941	67,506,209

PROPERTY AND EQUIPMENT (at cost):
Demonstration and no capital cost
sales equipment at customers	4,407,883	4,285,163
Machinery and equipment	2,058,911	1,886,582
Furniture and fixtures	990,817	545,796
Leasehold improvements	454,423	197,450
Total	7,912,034	6,914,991
Less accumulated depreciation and
amortization	(3,787,422)	(3,966,645)
Net property and equipment	4,124,612	2,948,346

OTHER ASSETS:
Long-term investments	43,792,506	26,004,995
Deferred tax asset – non-current	2,961,381	2,795,963
Intangible assets, net	230,924	234,003
Goodwill	1,783,712	1,783,712
Other	15,000	15,000
Total other assets	48,783,523	30,833,673
TOTAL ASSETS	$97,353,076	$101,288,228

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,301,686	$1,466,497
Accrued liabilities	$703,021	$1,788,552
Deferred rent	102,153	–
Total current liabilities	2,106,860	3,255,049

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Preferred shares; authorized, 1,000,000
shares of $.01 par value;
no shares issued or outstanding	–	–
Common shares; authorized, 20,000,000
shares of $.01 par value; issued and
outstanding, 11,909,200 shares at
February 28, 2010, and 12,104,462 shares
at November 30, 2009	119,092	121,045
Additional paid-in capital	92,864,993	97,696,229
Retained Earnings	2,262,131	215,905
Total shareholders' equity	95,246,216	98,033,179
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$97,353,076	$101,288,228

SOMANETICS CORPORATION
STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three-Month
	Periods Ended
	February 28,	February 28,
	2010	2009

NET REVENUES	$13,139,684	$11,155,354
COST OF SALES	1,745,454	1,580,481
Gross Margin	11,394,230	9,574,873

OPERATING EXPENSES:
Research, development and engineering	613,153	423,161
Selling, general and administrative	7,976,276	7,314,699
Total operating expenses	8,589,429	7,737,860

OPERATING INCOME	2,804,801	1,837,013

OTHER INCOME:
Interest income	252,468	271,386
Total other income	252,468	271,386
INCOME BEFORE INCOME TAXES	3,057,269	2,108,399

INCOME TAX EXPENSE	(1,011,044)	(806,220)

NET INCOME	$2,046,225	$1,302,179

NET INCOME PER COMMON SHARE – BASIC	$.17	$.11
NET INCOME PER COMMON SHARE – DILUTED	$.16	$.10

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC	12,029,231	12,038,368

WEIGHTED AVERAGE SHARES OUTSTANDING – DILUTED	12,907,776	12,898,920

CONTACT:  Mary Ann Victor, Vice President and Chief Administrative Officer, +1-248-244-1409, Bill Iacona, Chief Financial Officer, +1-248-244-1423